Exhibit 4.15

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of May 2, 2011, is entered into by and among AirTran Airways, Inc., a Delaware corporation (the “Guarantor”), Southwest Airlines Co., a Texas corporation (“Southwest”), AirTran Holdings, LLC, a Texas limited liability company (the “Company”), and Wilmington Trust Company, a Delaware banking corporation, as trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture (as defined below).

WHEREAS, AirTran Holdings, Inc., a Nevada corporation (“AirTran Holdings Inc”), the Guarantor, and the Trustee are parties to an Indenture dated as of May 7, 2003 relating to the issuance of the 7% Convertible Notes due 2023 (the “Base Indenture”);

WHEREAS, AirTran Holdings Inc, the Guarantor, Southwest, and the Trustee entered into a First Supplemental Indenture dated as of May 2, 2011, which supplements the Base Indenture (the “First Supplemental Indenture” and, the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”);

WHEREAS, AirTran Holdings Inc and the Company entered into the Agreement and Plan of Merger dated as of May 2, 2011, pursuant to which, at the effective time of the merger contemplated thereby, AirTran Holdings Inc was merged with and into the Company such that the separate corporate existence of AirTran Holdings ceased and the Company continued as the surviving corporation (the “Merger”);

WHEREAS, pursuant to Section 11.01 of the Indenture, subject to the provisions of Section 11.02 of the Indenture, nothing contained in the Indenture or in any of the Notes shall prevent the Merger; provided that upon the Merger, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by AirTran Holdings Inc, shall be expressly assumed, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by the Company;

WHEREAS, in accordance with Section 10.01 of the Base Indenture, the Company, the Guarantor, Southwest and the Trustee may amend or supplement the Indenture as provided in this Supplemental Indenture without the consent of the holders of the Notes; and

WHEREAS, each of the Guarantor, Southwest and the Company have duly authorized the execution and delivery of this Supplemental Indenture;

NOW, THEREFORE, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The definition of “Board of Directors” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Board of Directors” means (i) if the Company is a corporation, the Board of Directors of the Company or a committee of such Board duly authorized to act for it hereunder, and (ii) if the Company is a limited liability company, the managers or members of the Company with whom management of the Company is vested in accordance with applicable law and the limited liability company agreement of the Company.

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ARTICLE II

ASSUMPTION

Section 2.01 Assumption. The due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by AirTran Holdings Inc, are hereby expressly assumed by the Company.

Section 2.02 Successor Substituted. In accordance with Section 11.02 of the Base Indenture, the Company hereby succeeds to and is substituted for AirTran Holdings Inc, with the same effect as if the Company had been named in the Indenture as AirTran Holdings Inc.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Guarantor and Southwest.

Section 3.02 Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.03 Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 3.04 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.05 Confirmation of Indenture. Except as supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.06 Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

AIRTRAN AIRWAYS, INC.

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President & Chief Financial Officer

Signature Page to Second Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

SOUTHWEST AIRLINES CO.

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President Finance & Chief Financial Officer

Signature Page to Second Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

AIRTRAN HOLDINGS, LLC

By:	Southwest Airlines Co.,
its sole member

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President Finance & Chief Financial Officer

Signature Page to Second Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller, Jr.
Name:	Michael G. Oller, Jr.
Title:	Assistant Vice President

Signature Page to Second Supplemental Indenture